Exhibit 10.2
[EMULEX LETTERHEAD]
Marshall Lee
[HOME ADDRESS]
Re: Agreement Re Employment Termination and Consulting Assignment
Dear Marshall:
This Letter Agreement (“Agreement”) sets forth the terms and conditions of your termination of employment from Emulex Design and Manufacturing Corporation (“Emulex”) and your consulting assignment with Emulex thereafter.
1. Termination of Employment. Effective as of 10 a.m. on September 25, 2009 (“Separation Date”), you will no longer be an employee of Emulex, and all of your privileges as an Emulex employee will end. On that date you will be paid your salary and all unused PTO accrued through September 25, 2009. Thereafter, provided you sign this Agreement, you will be retained as a consultant through September 24, 2010, subject to Section 3, below.
2. Severance Payment. As consideration for this Agreement, Emulex, following the expiration of the Revocation Period (as defined in Section 7 below), (a) will pay you a lump sum payment equal to nine (9) months of your last salary less all required withholdings, (b) will pay the cost of your continued insurance coverage under COBRA covering the period from your Separation Date through June 30, 2010, provided you exercise your right to such continuation coverage, and (c) will pay for up to $25,000 of executive outplacement counseling by an Emulex pre-approved service provider, if you elect to use the service within 45 days of the Separation Date.
3. Consulting Assignment. You will be retained as a consultant through September 24, 2010. As of the close of business on September 25, 2009, you shall not act or purport to act as a representative or agent of Emulex except with respect to such designated matters as may be specifically assigned to you by the CEO of Emulex (which includes her or his designee or successors). Additionally, you agree that you shall not incur any expense, liability or obligation on behalf of Emulex without the express written authorization of the CEO of Emulex. Your consulting assignment shall terminate immediately upon your employment (as an employee, independent contractor, or other paid position) at any time between your Separation Date and September 24, 2010, by [AGREED TO COMPETITORS] (or any subsidiary or affiliate thereof). As a consultant, you will be obligated to provide consulting services for up to two hours per month on an as-needed basis, and will receive a $500 per month consulting fee. Assuming you remain a consultant through September 24, 2010, and provided you sign a release in the form attached hereto as Exhibit A between September 24 and 30, 2010, then you will be entitled to continued vesting of Emulex restricted stock and stock options through September 24, 2010. For avoidance of doubt, Emulex restricted stock awards #RS008767 and #RS009066 shall not be released, and you shall not be entitled to such awards, until September 24, 2010 and until Emulex receives the above referenced signed release. Emulex agrees that your remaining a consultant through September 24, 2010 pursuant to the terms and provisions of this Agreement shall qualify as “Continuous Service” within the meaning of Sections 2.17 and 2.18 of the Emulex Corporation 2005 Equity Incentive Plan (the “Plan”) and any Award Agreement entered into in connection with the grant of restricted stock or stock options to you, such that you will remain eligible for continued vesting under the Plan during the consulting assignment, pursuant to all the terms and provisions of this Agreement. Further, it is understood and agreed that your right to exercise any vested stock options shall be extended during your Continuous Service throughout the term of the consulting assignment provided for in this Agreement, such that you shall have the right to exercise any vested options for a period of three (3) months following the termination of your Continuous Service with Emulex, including the period of your consulting assignment pursuant to this Agreement, if such termination is for any reason other than Disability, death, or Cause, pursuant to Section 6.4 of the Plan.

4. No Other Payments or Benefits. You acknowledge that you are not entitled to any payments or benefits other than the salary and PTO payments set forth in Section 1 above, and that you will not receive any payments or benefits other than those set forth in Sections 1, 2 and 3 above. For avoidance of doubt, you further acknowledge that you are not entitled to any payments or benefits under the Key Employee Retention Agreement dated January 15, 2009.
5. Employee Creation and Non-Disclosure Agreement. You have previously entered into the Emulex Employee Creation and Non-Disclosure Agreement. You acknowledge and agree that the terms and provisions of this Agreement, including, without limitation, the covenants regarding Confidential Information (as that term is defined therein) and non-solicitation, shall continue in full force and effect and shall not be deemed modified or superseded by anything in this Agreement, except as provided in this Paragraph 5. Specifically, it is agreed that the one-year post-employment restriction contained in Section 4.3 of the Employee Creation and Non-Disclosure Agreement shall instead remain in place for two years following your termination of employment. In the event that you fail to comply with any provisions of Section 4 of the Employee Creation and Non-Disclosure Agreement, then, in addition to any other relief to which Emulex may be entitled, Emulex will be entitled to repayment by you of all (or, in its sole discretion, some lesser portion) of the Severance Payment and other consideration referenced in Section 2 and 3 above.
6. Return of Property. To the best of your knowledge (after reasonable investigation by you), you are not in possession, custody or control of any property of Emulex including, without limitation any Confidential Information of Emulex, as such term is defined in the Employee Creation and Non-Disclosure Agreement. In the event that you identify any property in your possession, custody or control as belonging to Emulex, you agree to return it to Emulex promptly following discovery.
7. General Release. In consideration for entering into this Agreement, you hereby release and forever discharge Emulex, its predecessors, subsidiaries, affiliates, parent corporations, partnerships, entities and indemnitees, and each of its and their respective past and present officers, directors, trustees, agents, consultants, attorneys, partners, employees and representatives, and their respective successors (the “Released Parties”), from any and all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, which you now hold or have at any time heretofore owned or held or may at any time own or hold against the Released Parties or any of them, by reason of the termination of your employment as well as any acts, circumstances, facts, events or transactions occurring prior to and including the date of this Agreement, including without limitation any claims asserted in, arising out of, relating to or connected in any way with your employment, including, without limitation, (i) all claims related to any employment agreement or retention agreement with Emulex or any of its subsidiaries or affiliates, (ii) any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act or California Labor Code § 970, (iii) any claim for wages, severance pay, bonus, commissions, sick leave, vacation pay, holiday pay, life insurance, health and medical insurance, disability and pension benefits, or (iv) any claim of discrimination or harassment which could have been alleged by you.

To the extent that the foregoing release runs in favor of persons or entities not signatories hereto, this release is hereby declared to be made for each of their express benefits and uses.
You understand and agree that, by entering into this Agreement:
(a) you are waiving any rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“Age Claims”);
(b) you have received consideration beyond that to which you were previously entitled;
(c) you have been advised to consult with an attorney before signing this Agreement; and
(d) you have been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to your execution of this Agreement (“Evaluation Period”). You understand that you may waive all or part of the Evaluation Period. If you do not sign and return this Agreement to Emulex before the end of the Evaluation Period following your Separation Date, this Agreement shall be void, and shall not enter into effect.
You may revoke the waivers of Age Claims contained in this Section 7 by written notice to Emulex within a period of seven (7) days after your execution of the Agreement (“Revocation Period”). If you timely revoke your acceptance, this Agreement shall, at the exclusive election of Emulex, be null and void; provided, however that the waivers of Age Claims contained in this Section 7 shall become effective and enforceable only upon the expiration of this Revocation Period (the “Effective Date”) without a timely, proper revocation delivered to Susan Bowman, Emulex Corporation, 3333 Susan St., Costa Mesa, CA 92626, prior to the close of business on the seventh day following your execution of this Agreement. The Revocation Period may not be waived.

8. Unknown Claims; Waiver of Rights Under California Civil Code §1542. It is a further condition of the consideration hereof and is the intention of Emulex and you in executing this Agreement and in receiving the consideration called for herein, that this Agreement is effective as a full and final accord and satisfaction and release of all liabilities, disputes, claims and matters, known or unknown, suspected or unsuspected, that you may have against the Released Parties by reason of any acts, circumstances or transactions. In furtherance of this intention, you hereby acknowledge that you are familiar with California Civil Code Section 1542 and that hereby you waive the protection of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
You waive and relinquish any right or benefit which you have or may have under California Civil Code Section 1542, as well as under any other similar state, federal or foreign statute or rule of law or under any common law principle. In connection with such waiver and relinquishment, you hereby acknowledge that you are aware that you, or your attorneys, may hereafter discover claims or facts or legal theories in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement or the Released Parties hereto, but that it is your intention hereby to fully, finally and forever settle and release all of the disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist in the future, or heretofore have existed, by reason of any acts, circumstances, facts, events or transactions (i) arising out of the termination of your employment, or (ii) occurring before the date of this Agreement. You further acknowledge, understand and agree that there is a risk and possibility that you may incur or suffer some further loss or damage which is in some way caused by or attributable to the occurrences or events released herein, but which are unknown at the time this Agreement is executed. You expressly agree, however, that this Agreement and the releases herein shall remain in effect notwithstanding the discovery or existence of any such additional or different claims, facts or damages.
Nothing in this Agreement shall affect your right to enforce the provisions of this Agreement or to gain the economic and other benefits to which you are entitled under this Agreement or under the terms of the options or restricted stock granted to you by Emulex. Nothing in this Agreement shall affect such rights of contribution, indemnification or liability insurance coverage (including, without limitation, D&O insurance coverage) by or through Emulex that you would have had if you had not entered into this Agreement.
9. Covenant Not to Sue. You covenant and agree not to institute any action or proceeding based on any claims which are released or intended to be released in this Agreement.
10. Nonadmission of Liability. Nothing in this Agreement shall be construed as an admission of violation of the law or of wrongdoing of any kind.

11. Confidential Information. You represent and agree that (i) you will not disclose or use (directly or indirectly) and, (ii) to the best of your knowledge, you have not disclosed or used (directly or indirectly), any confidential information of Emulex or its subsidiaries or affiliates in violation of the NDAs (as defined in Section 17(c) below).
12. Confidentiality Regarding Terms. Emulex and you agree to maintain the confidentiality of the terms of this Agreement and to make no statement or take any other action which might reasonably be expected to result in any disclosures of, or any publicity concerning, any of the terms of this Agreement, except (i) where disclosure is required by subpoena or court order, and only after giving the other party written notice and an opportunity to oppose the subpoena or order, (ii) in connection with any effort to enforce the terms and provisions of this Agreement, (iii) disclosure to family members, attorneys, accountants and financial advisors, each of whom shall be advised of the confidentiality of the terms of this Agreement, (iv) with respect to disclosure by Emulex, where required by applicable law (including disclosure requirements of applicable federal or state securities laws and the rules of any stock exchange upon which its securities are listed).
13. Non-disparagement. You agree that you will not disparage Emulex, its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Emulex agrees that James McCluney, Jeffrey Benck, Michael Rockenbach, Susan Bowman, Randall Wick, Steve Daheb, Jeff Hoogenboom, John Warwick, and Robert Whitson will not disparage you, in any manner likely to be harmful to you or your business, business reputation or personal reputation.
14. Injunctive Relief. In the event you breach or there is a threatened breach of any of the provisions, covenants or promises set forth in Sections 12 and 13, then in addition to other relief to which the Released Parties may be entitled under Sections 12 and 13 of this Agreement, or other provisions of this Agreement, Emulex shall also be entitled to injunctive relief from a court of competent jurisdiction, enjoining you, your agents, attorneys, and all others acting on your behalf from any further disclosure or dissemination of information in breach of Sections 12 and 13 of this Agreement.
15. No Reliance On Representations. You represent and warrant that in executing this Agreement you are not relying on any representations whatsoever, whether express or implied, including without limitation, representations of fact or opinion, made by or on behalf of Emulex with the exception of the express representations set forth in this Agreement.
16. Representations. In executing this Agreement, you warrant and represent that you are the only person or entity having any interest in any of the claims which are released by you in this Agreement. You further represent that you have not assigned or transferred to any person or entity, either voluntarily or involuntarily, any claim, cause of action, or right, or any portion of any of the foregoing, based on, arising out of, or in connection with any matter, fact, or thing described or set forth in this Agreement, including any of the claims or other matters released herein. You shall indemnify the Released Parties, defend, and hold them harmless from and against any claims based upon or arising in connection with any such prior assignment or transfer of any claims or other matters released herein.

The person executing this Agreement on behalf of Emulex warrants and represents that he/she has authority to enter into this Agreement on behalf of Emulex and that Emulex has the authority to enter into the provisions of this Agreement on behalf of Emulex. Emulex shall indemnify you, defend, and hold you harmless from and against any claims based upon or arising in connection with any breach of such warranties and representations.
17. Miscellaneous.
(a) Successors. This Agreement and each and all of the representations, warranties and covenants made herein are binding upon the respective parties and each and all of their respective successors, assigns, heirs and representatives, and shall inure to the benefit of the Released Parties and each and all of their respective successors, assigns, heirs and representatives, on the one hand, and you and each and all of your respective successors, assigns, heirs and representatives on the other hand.
(b) Knowledge and Consent of Parties. You warrant, represent and acknowledge that you have read and understand this Agreement, that you have had an adequate opportunity to review and consider the terms, and that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. You hereby acknowledge that you have had the right to be represented in connection with this Agreement by counsel of your own choice, that you have read this Agreement and have had an opportunity to have it fully explained to you by such counsel, and that you are fully aware of the contents of this Agreement and of the legal effect of each and every provision thereof. You represent that you are executing this Agreement freely and voluntarily with full knowledge of its significance and the legal consequences thereof.
(c) Entire Agreement. With the exception of the Employee Creation and Non-Disclosure Agreement between you and Emulex, and any other confidentiality, non-competition or non-solicitation or similar restrictive covenants (collectively, the “NDAs”), each of which are incorporated herein by this reference, this Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments or understandings related hereto, if any, are hereby merged herein. No representations, oral or otherwise, express or implied, other than those specifically referred to in this Agreement have been made by any party hereto.
(d) Waiver, Modification and Amendment. No provision hereof may be waived unless in writing signed by all parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by all of the parties hereto.
(e) Governing Law; Construction. This Agreement shall be in all respects governed by and interpreted in accordance with the laws of the State of California without regard to conflict of laws principles. This Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of which party drafted this Agreement or any portions of it. Any uncertainty or ambiguity existing in this Agreement shall not be interpreted against any party as a result of the manner of the preparation of this Agreement.

(f) Jurisdiction. The parties hereby consent to jurisdiction in California and venue in Orange County, California for all purposes. Each party hereby waives any defense based upon any claim that such party is not subject personally to the jurisdiction of the California courts or that the venue is objectionable or improper.
(g) Execution. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, together, shall be deemed to constitute a single document.
(h) Titles and Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Where the context requires, the term Emulex shall be deemed to refer to Emulex Corporation as well as each of its direct or indirect subsidiaries.
(i) Warranties and Representations. The warranties and representations made in this Agreement are deemed to survive the execution of this Agreement.
(j) Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
(l) Termination. This Agreement may be terminated only in the event of a material breach of this Agreement. Upon termination the rights and obligations of the parties hereunder shall terminate, except for your obligations set forth in Sections 5 through 17.
Very truly yours,
Emulex Design and Manufacturing Corporation

/s/ Susan H. Bowman
I, Marshall Lee, acknowledge that I have carefully read and fully understood the nature of this Agreement and that I have been offered the opportunity to consider this Agreement before signing it. I further acknowledge that I signed this document in full knowledge that both Emulex and I have agreed to compromise certain of our rights and to reach a final settlement agreement as to the matters described in this Agreement which is forever binding on each of us.

Dated: September 25, 2009	/s/ Marshall Lee
Marshall Lee

EXHIBIT A
Form of Release to be Signed Between September 24 and 30, 2010
GENERAL RELEASE
The undersigned, Marshall Lee (“you”), acknowledges and agrees that Emulex Design and Manufacturing Corporation (“Emulex”) and you previously have reached a final and binding agreement regarding your separation from employment and subsequent consulting assignment. This General Release is being executed pursuant to the requirements of that certain Letter Agreement between Emulex and you dated as of September 25, 2009 (the “Agreement”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
You acknowledge and agree as follows:
1. Termination. Your consulting assignment under the September 25, 2009 Agreement between you and Emulex terminated effective September 24, 2010.
2. General Release. In consideration for entering into this Agreement, you hereby release and forever discharge Emulex, its predecessors, subsidiaries, affiliates, parent corporations, partnerships, entities and indemnitees, and each of its and their respective past and present officers, directors, trustees, agents, consultants, attorneys, partners, employees and representatives, and their respective successors (the “Released Parties”), from any and all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, which you now hold or have at any time heretofore owned or held or may at any time own or hold against the Released Parties or any of them, by reason of the termination of your employment as well as any acts, circumstances, facts, events or transactions occurring prior to and including the date of this Agreement, including without limitation any claims asserted in, arising out of, relating to or connected in any way with your employment, including, without limitation, (i) all claims related to any employment agreement or retention agreement with Emulex or any of its subsidiaries or affiliates, (ii) any rights or claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act or California Labor Code § 970, (iii) any claim for wages, severance pay, bonus, commissions, sick leave, vacation pay, holiday pay, life insurance, health and medical insurance, disability and pension benefits, or (iv) any claim of discrimination or harassment which could have been alleged by you.
To the extent that the foregoing release runs in favor of persons or entities not signatories hereto, this release is hereby declared to be made for each of their express benefits and uses.

3. Unknown Claims; Waiver of Rights Under California Civil Code §1542, etc. It is a further condition of the consideration hereof and is the intention of Emulex and you in executing this General Release and in receiving the consideration called for herein, that this General Release is effective as a full and final accord and satisfaction and release of all liabilities, disputes, claims and matters, known or unknown, suspected or unsuspected, that you may have against the Released Parties by reason of any acts, circumstances or transactions. In furtherance of this intention, you hereby acknowledge that you are familiar with California Civil Code Section 1542 and that hereby you waive the protection of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
You waive and relinquish any right or benefit which you have or may have under California Civil Code Section 1542, as well as under any other similar state, federal or foreign statute or rule of law or under any common law principle. In connection with such waiver and relinquishment, you hereby acknowledge that you are aware that you, or your attorneys, may hereafter discover claims or facts or legal theories in addition to or different from those which you now know or believe to exist with respect to the subject matter of this General Release or the Released Parties hereto, but that it is your intention hereby to fully, finally and forever settle and release all of the disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist in the future, or heretofore have existed, by reason of any acts, circumstances, facts, events or transactions (i) arising out of the termination of your employment or the consulting assignment pursuant to this General Release, or (ii) occurring before the date of this General Release. You further acknowledge, understand and agree that there is a risk and possibility that you may incur or suffer some further loss or damage which is in some way caused by or attributable to the occurrences or events released herein, but which are unknown at the time this General Release is executed. You expressly agree, however, that this General Release and the releases herein shall remain in effect notwithstanding the discovery or existence of any such additional or different claims, facts or damages.
Nothing in this General Release shall affect your right to enforce the provisions of the Agreement to gain the economic and other benefits to which you are entitled under the Agreement or under the terms of the options or restricted stock granted to you by Emulex. Nothing in this General Release shall affect such rights of contribution, indemnification, or liability insurance coverage (including, without limitation, D&O insurance coverage) by or through the Company that you would have had if you had not entered into this General Release.
4. Representations. In executing this General Release, you warrant and represent that you are the only person or entity having any interest in any of the claims which are released by you in this General Release. You further represent that you have not assigned or transferred to any person or entity, either voluntarily or involuntarily, any claim, cause of action, or right, or any portion of any of the foregoing, based on, arising out of, or in connection with any matter, fact, or thing described or set forth in this General Release, including any of the claims or other matters released herein. You shall indemnify the Released Parties, defend, and hold them harmless from and against any claims based upon or arising in connection with any such prior assignment or transfer of any claims or other matters released herein.

5. Miscellaneous.
(a) Successors. This General Release and each and all of the representations, warranties and covenants made herein are binding upon the respective parties and each and all of their respective successors, assigns, heirs and representatives, and shall inure to the benefit of the Released Parties and each and all of their respective successors, assigns, heirs and representatives, on the one hand, and you and each and all of your respective successors, assigns, heirs and representatives on the other hand.
(b) Knowledge and Consent of Parties. You warrant, represent and acknowledge that you have read and understand this General Release, that you had an adequate opportunity to review and consider the terms and that this General Release is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. You hereby acknowledge that you have had the right to be represented in connection with this General Release by counsel of your own choice, that you have read this General Release and have had an opportunity to have it fully explained to you by such counsel, and that you are fully aware of the contents of this General Release and of the legal effect of each and every provision thereof. You represent that you are executing General Release freely and voluntarily with full knowledge of its significance and the legal consequences thereof.
(c) Governing Law and Construction. This General Release shall be in all respects governed by and interpreted in accordance with the laws of the State of California without regard to conflict of law principles. This General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of which party drafted this General Release or any portions of it. Any uncertainty or ambiguity existing in this General Release shall not be interpreted against any party as a result of the manner of the preparation of this General Release.
(d) Jurisdiction. The parties hereby consent and submit to jurisdiction in California for purposes of litigating any dispute over the enforcement, breach or interpretation of this General Release. Each party hereby waives any defense in such litigation based upon any claim that such party is not subject personally to the jurisdiction of the court or arbitrator, that such litigation is brought in an inconvenient forum or that such venue is improper.
(e) Severability. In the event that any one or more of the provisions contained in this General Release or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this General Release or any other such instrument.

IN WITNESS WHEREOF, the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has entered into this General Release as of  _____  , 2010.

Marshall Lee